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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*


                          First Place Financial Corp.
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                               (Name of Issuer)


                                 Common Stock
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                        (Title of Class of Securities)


                                  33610T-10-9
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                                 (CUSIP Number)


                               December 31, 1998
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               (Date of Event which Requires Filing of Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)
          [_]  Rule 13d-1(c)
          [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO.  33610T 10 9            13G                    PAGE 2 OF 5 PAGES
-------------------------                                ---------------------

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1   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)
     FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
     EMPLOYEE STOCK OWNERSHIP PLAN

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)
     (a) __
     (b) __

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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION

     FEDERALLY CHARTERED STOCK SAVINGS INSTITUTION'S EMPLOYEE STOCK BENEFIT PLAN ORGANIZED IN OHIO

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                          SOLE VOTING POWER
                     5
     NUMBER OF            899,300

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             899,300

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    899,300

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10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
    Instructions)  __

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (9)
    8.0%

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12  TYPE OF REPORTING PERSON (See Instructions)
    EP
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                                  Schedule 13G                Page 3 of 5 Pages


Item 1(a):  Name of Issuer:

            First Place Financial Corp.

Item 1(b):  Address of Issuer's Principal Executive Offices:

            185 East Market Street
            Warren, Ohio  44482

Item 2(a):  Name of Person Filing:

            First Federal Savings and Loan Association of Warren
            Employee Stock Ownership Plan

Item 2(b): Address of Principal Business Office or, if none, Residence:

            Trustee: First Bankers' Trust Company, N.A.
            2321 Koch's Lane
            Quincy, Illinois  62305

Item 2(c):  Citizenship:

            Federally chartered stock savings institution's employee stock benefit plan organized in Ohio

Item 2(d):  Title of Class of Securities:

            Common Stock, per value $.01 per share

Item 2(e):  CUSIP Number:

            33610T-10-9

Item 3: Check appropriate box if this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c):

            (a)  [_] Broker or dealer registered under section 15 of
                     the Act (15 U.S.C. 78O);
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                                                             Page 4 of 5 Pages

            (b)  [_] Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c);

            (c)  [_] Insurance company as defined in section 3(a)(19) of the
                     Act (15 U.S.C. 78c);

            (d)  [_] Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e)  [_] An investment adviser in accordance with
                     (S) 240.13d-1(b)(1)(ii)(E);

            (f)  [x] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(F);

            (g)  [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(G);

            (h)  [_] A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)  [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J)

Item 4:  Ownership:

            (a)  Amount beneficially owned:    899,300

            (b)  Percent of class:   8.0%

            (c)  Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote    899,300

                 (ii)  Shares power to vote or to direct the vote   0

                 (iii) Sole power to dispose or to direct the disposition of
                       899,300

                 (iv)  Shared power to dispose or to direct the disposition of
                       0

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                                                              Page 5 of 5 Pages

Item 5:  Ownership of Five Percent or Less of a Class:

         Not applicable

Item 6:  Ownership of More Than Five Percent on Behalf of Another Person:

         Not applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not applicable

Item 8:  Identification and Classification of Members of the Group:

          Not applicable

Item 9:  Notice of Dissolution of Group:

          Not applicable

Item 10:  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



/s/  Richard K. Smith                       February 12, 1999
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Signature                                   Date


Richard K. Smith
---------------------------------
Name/Title Vice President and CFO